Novavax Announces BARDA Exercise of Contract Option

•	Award of Option Period for 24 months
•	Additional Option Period Funding Commitment of $70 million
•	Clinical, Manufacturing and Product Development Activities Funded Up to Phase 3

Gaithersburg, Md. – September 23, 2014– Novavax, Inc. (Nasdaq: NVAX) announced today that it has executed a contract modification with the U.S. Department of Health and Human Services, Biomedical Advanced Research and Development Authority (BARDA) to exercise the option period of its current contract (HHSO100201100012C) for the advanced development of Novavax’ recombinant seasonal and pandemic influenza vaccines and manufacturing capabilities for pandemic preparedness.

The contract was originally awarded in February 2011, with funding of up to $97 million over an initial base period ending in February 2014, and subsequently extended to September 2014. Through the second quarter of 2014, the company recognized approximately $65 million in revenue since the inception of the contract. The option period adds scope and funding, and extends the contract for a planned 2-year period from September 2014 until September 2016. Under the option period, Novavax shall have continued access to the remainder of the $97 million base period funding after September 2014, and BARDA has agreed to award additional option period funding in the amount of $70 million.

The additional option period funding will support development activities leading to a planned Phase 3 clinical study in 2016. Development milestones under the Option period include completion of the quadrivalent seasonal Phase 2 clinical trial (expected to be initiated in 4Q2014), continued development of the H7N9/Matrix-M™ adjuvant pandemic influenza vaccine, along with other development work.

“During the last three and a half years, under our contract with BARDA, we have made tremendous strides in the development of our seasonal and pandemic influenza products. We are proud to announce that BARDA has elected to roll the remaining base period funding, along with an additional commitment of $70 million, into our contract that will allow us to further develop these programs to Phase 3 and commercial readiness. Our partnership with BARDA has been collaborative, constructive and resulted in jointly developed solutions to a number of development challenges. We believe this collaboration has and will continue to deliver significant value for both parties as we advance toward Phase 3 and BLA enabling activities,” said Stanley C. Erck, the company’s CEO and President.

About the Novavax BARDA Contract (HHSO100201100012C)

In February 2011, Novavax was awarded a contract valued at up to $179 million by BARDA for the advanced development of recombinant influenza vaccine products and manufacturing capabilities for pandemic preparedness. During the contract’s 43-month base period, Novavax has been developing and testing its novel recombinant virus-like particle (VLP) influenza vaccines to address BARDA’s commitment to advancing recombinant-based technology as a component of pandemic preparedness. An Option Period has been awarded by BARDA to extend the period of performance by 24 months. The milestones under the option period are focused on activities leading up to initiation of Phase 3 clinical trials.

About Novavax

Novavax, Inc. (Nasdaq: NVAX) is a clinical-stage biopharmaceutical company creating novel vaccines and vaccine adjuvants to address a broad range of infectious diseases worldwide. Using innovative proprietary recombinant nanoparticle vaccine technology, the company produces vaccine candidates to efficiently and effectively respond to both known and newly emergent diseases. Additional information about Novavax is available on the company’s website, novavax.com.

Novavax Forward-Looking Statements

Statements herein relating to the future of Novavax and the ongoing development of its vaccine and adjuvant products are forward-looking statements. Novavax cautions that these forward looking statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include those identified under the heading “Risk Factors” in the Novavax Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission (SEC). We caution investors not to place considerable reliance on the forward-looking statements contained in this press release. You are encouraged to read our filings with the SEC, available at sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this document, and we undertake no obligation to update or revise any of the statements. Our business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

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Contact:	Barclay A. Phillips
SVP, Chief Financial Officer and Treasurer
Novavax, Inc.
240-268-2000